UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 20, 2012 (November 15, 2012)

Xzeres Corp

(Exact name of registrant as specified in Charter)

Nevada	333-91191	74-2329327
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9025 SW Hillman Court, Suite 3126

Wilsonville, OR

(Address of Principal Executive Offices)

(503) 388-7350

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(d) On November 15, 2012, the Board of Directors of the Registrant appointed Robert N. Garff (“Garff”) and Ron Elvidge (“Elvidge” and together with Garff, the “Directors”) as new members of the Board of Directors to fill certain vacancies thereon. The Directors were appointed for 1-year terms subject to re-election by the Shareholders at their next annual meeting. The Directors do not currently receive any compensation for their services to the Registrant.

Pursuant to a private placement transaction effectuated on October 19, 2012 pursuant to Regulation D of the Securities Act of 1933, Elvidge holds (i) 1,904,762 shares of the Registrant’s Series A Convertible Preferred Stock, initially convertible into 5,714,286 shares of the Registrant’s Common Stock, and (ii) warrants for the purchase of 2,875,143 shares of the Registrant’s Common Stock.

There are no family relationships among the Registrant’s directors or executive officers.

Except as otherwise indicated herein, there are no transactions, since the beginning of the Registrant’s last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Registrant’s total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

There is no material plan, contract or arrangement (whether or not written) to which either Director is a party or in which either Director participates that has entered into or material amendment in connection with the triggering event or any grant or award to either Director or modification thereto, under any such plan, contract or arrangement in connection with any such event.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xzeres Corp. (Registrant)

Date: November 20, 2012	By:	/s/ Frank Greco
Frank Greco Chief Executive Officer

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